UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2024

ARCHER-DANIELS-MIDLAND COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 634-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ADM	New York Stock Exchange
1.000% Notes due 2025		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2024, Archer-Daniels-Midland Company (the “Company”) previously announced that the Board of Directors of the Company (the “Board”) appointed Ismael Roig to serve as the Company’s Interim Chief Financial Officer.

On March 18, 2024, in connection with Mr. Roig’s appointment as Interim Chief Financial Officer, the Board’s Compensation and Succession Committee approved: (i) the payment of a cash stipend in the amount of $35,000 to Mr. Roig, in addition to his base salary, for each calendar month during which he serves as Interim Chief Financial Officer, beginning on the date he was appointed to such position and payable to him in accordance with normal payroll practices, with such stipend pro-rated for any partial months, and (ii) a one-time grant of restricted stock units (“RSUs”) under the Company’s 2020 Incentive Compensation Plan (the “2020 Plan”) to Mr. Roig, granted on March 18, 2024, in the amount of $1,000,000, with the number of RSUs to be determined by dividing such dollar amount by the closing price of the Company’s common stock on the date of grant.

The RSUs will vest in full on the one-year anniversary of the date of grant, subject to Mr. Roig’s continued service with the Company. If Mr. Roig retires from the Company prior to the appointment of a successor Chief Financial Officer to replace Mr. Roig, then all such RSUs will be forfeited. However, if Mr. Roig’s Retirement (as defined in the 2020 Plan) occurs following the appointment of such successor, then such RSUs will continue to vest in accordance with the terms of the applicable award agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY

Date: March 20, 2024	By	/s/ R. B. Jones
R. B. Jones
Senior Vice President, General Counsel and Secretary